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                                                                  EXHIBIT 10.85


                  SYNDICATED FOOD SERVICE INTERNATIONAL, INC.
                                 P.O. BOX 2185
                               38 VIEWPOINT LANE
                             FRONT ROYAL, VIRGINIA
                                     22630

                                                      TELEPHONE: (540) 635-9994
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February 11, 2003

Mr. Barry Nogay
940 Lincoln Road, Suite 203
Miami Beach, FL 33139

Dear Barry:

Pursuant to resolution adopted by the Board of Directors of Syndicated Food Service International, Inc. (the "Company"), this letter shall confirm your nomination and election to the position as the Company's Vice President Finance, Controller and Principal Accounting Officer.

Interim to your full time employment by the Company we have agreed that the terms and conditions of the Engagement Letter outstanding between us shall continue.

As soon as the Company is successful in its effort to further capitalize itself through the placement of private equity or otherwise, it is our intent to enter into an Employment Agreement between the Company and yourself, which terms will include among others, the following:

         1. A base compensation to be set and the rate of eighty five thousand dollars ($85,000) per annum, to be paid consistent with standard Company policy;

         2. Full benefits afford other Company personnel at your level, including health insurance, reimbursement of out-of-pocket travel expenses incurred on the Company's behalf;

         3. Participation in the Company's employee stock option plan and other incentive plans as they are developed;

         4. The agreement that you will continue to work out of your office in Miami Beach, Florida and the establishment of a reasonable rent for said facilities;

         5. The agreement that you will be able to devote up to approximately twenty percent (20%) of your time to personal interests, at your election, and that the Base Salary will be adjusted to eighty percent (80%) so long as you elect to devote such time to personal activities;

A synopsis of your job description and responsibilities includes the following:

1)       Reoccurring:

         a)       Asheville bi-monthly visit to tie down financials;

         b)       Consolidation of all divisional operations with corporate;

                  i)       Monthly;

                  ii)      Quarterly; and

                  iii)     Annually.

         c)       Implementation of Company policies and procedures;


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         d)       Coordination of annual audit;

         e)       Budget coordination;

         f)       Manage of the following:

                  i)       Tax reporting;

                  ii)      Insurance; and

                  iii)     Benefits.

         g)       Attend quarterly divisional board meetings;

         h)       Attend corporate board meetings; and

         i)       Coordinate board presentations/reports.

2)       Non-reoccurring:

         a)       Development of Company policies and procedures;

         b)       Development of budgeting and reporting programs; and

         c)       Acquisition analysis.

On behalf of the Company and its Board of Directors, we enthusiastically welcome you to this position and appreciate the excellent work effort expanded by you thus far.

Sincerely yours,

/s/ Thomas P. Tanis

Thomas P. Tanis, Jr.
Chief Executive Officer

Cc:      The Board of Directors, Syndicated Food Service International, Inc.


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